                                                                      EXHIBIT 15


MULTIMEDIA GAMES, INC. AND SUBSIDIARIES
LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Multimedia Games, Inc.
     Registration on Form S-3


We are aware that our report dated February 7, 1997 on our review of the interim financial information of Multimedia Games, Inc. for the period ended December 31, 1996, and included in this Form 10-QSB/A is incorporated by reference in the Company's registration statement on Form S-3 (File No. 333-16729). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




COOPERS & LYBRAND L.L.P.


Tulsa, Oklahoma

May 28, 1997